EXHIBIT 99.1

News

MGE Energy Increases Dividend for 39th Consecutive Year

Madison, Wis., Aug. 15, 2014—The board of directors of MGE Energy, Inc. (Nasdaq: MGEE) today increased the regular quarterly dividend rate by 4.0% to $0.2825 per share on the company's common stock. The dividend is payable Sept. 15, 2014, to shareholders of record Sept. 1, 2014. This increase raises the annual dividend rate by 4 cents from $1.09 per share to $1.13 per share.

"Our board once again demonstrated their strong commitment to providing long-term value to our shareholders," said Gary J. Wolter, MGE Energy's chairman, president and CEO. "They recognize the important role dividends play in our investors' portfolios."

The company has increased its dividends annually for 39 consecutive years. The last three dividend increases approved by the board have been the largest percentage dividend increases over the past two decades.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 141,000 customers in Dane County, Wis., and purchases and distributes natural gas to 147,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

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